Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
155 Inverness Drive West, Suite 200		James Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP Finance & Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MARKWEST ENERGY PARTNERS CLOSES THE ACQUISITION
OF THE JAVELINA GAS PROCESSING AND FRACTIONATION FACILITY

DENVER—November 1, 2005—MarkWest Energy Partners, L.P. (Amex: MWE, “MarkWest”), today announced that it closed the acquisition of 100% of the interests in the Javelina gas processing and fractionation facility in Corpus Christi, Texas from El Paso Corporation, Kerr-McGee Corp. and Valero Energy Corp. The total consideration includes a purchase price of $355 million plus approximately $20 million for existing cash and $16 million for other positive working capital adjustments.

The gas processing facility treats and processes off-gas from six refineries in the Corpus Christi area.  The facility was constructed in 1989 to process refinery off-gas and recover up to 28,000 barrels per day of natural gas liquids, as well as hydrogen. The Javelina facility currently processes 125 to 130 mmcfd of inlet gas but is expected to increase as refinery output continues to grow.

The financing for the Javelina acquisition was accomplished through a $100 million revolving credit facility and a $400 million term loan facility.  MarkWest expects to permanently finance these assets in the first half of 2006 with a combination equity and long-term debt.  The goal will be to maintain a debt-to-total capital ratio of less than 50 percent in keeping with MarkWest’s long-term balance sheet objectives.

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MarkWest Energy Partners L.P. is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas transmission assets. It is the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan. Its Northeast assets include natural gas processing facilities, liquids fractionation, transportation and storage facilities. It also has a growing asset base of gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003, and our Forms 10-Q for the current year, as filed with the SEC.